Exhibit 99.1

Hancock Fabrics, Inc.                                                                                                Robert W. Driskell
Corporate Headquarters                                                                                            Chief Financial Officer and
One Fashion Way                                                                                                      Senior Vice President
Baldwyn, Mississippi 38824                                                                                     662.365.6112

FOR IMMEDIATE RELEASE

HANCOCK FABRICS ANNOUNCES
FINANCIAL RESULTS FOR FISCAL YEAR 2008

BALDWYN, MS, April 9, 2009 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today filed its 2008 Form 10-K and reported sales and earnings for the fiscal year ended January 31, 2009 (fiscal 2008).

Financial highlights for the year include:

•	Net sales for fiscal 2008 were $276.4 million compared with $276.3 million in fiscal 2007, and comparable sales increased 2.1% compared with a 0.5% increase in the previous year.

•	Operating income increased to $3.1 million, an increase of $7.1 million from fiscal 2007.

•
Net loss narrowed to $12.4 million, or $0.65 per share, in 2008 from $33.3 million, or $1.76 per share in 2007.  The $12.4 million loss for the year included $8.2 million of reorganization expenses and $2.2 million of interest expense related to bankruptcy claims.

•	EBITDA for the year was $9.7 million, a $6.6 million increase over the 2007 result of $3.1 million.

•	Inventories reduced by over $10.1 million, the majority of this reduction occurring in continuing stores.

•	Cash totaling $24.4 million was generated from operations before reorganization activities including an $8.1 million federal tax refund from previous operating losses.

•	Since emergence from bankruptcy through fiscal year end, the Company has reduced gross debt including bankruptcy liabilities by approximately $25.8 million.

•
At fiscal year end, the Company had outstanding borrowings under its Revolver of $32.6 million and outstanding letters of credit of $6.5 million.  The Note balance was $20.9 million and the warrant discount on the Notes was $10.5 million.  Additional amounts available to borrow at that time were $35.0 million and this borrowing capacity has been maintained into fiscal 2009.

Jane Aggers, President and Chief Executive Officer noted, “We have made significant progress during 2008 in our effort to position Hancock for the future.  The results of these efforts are demonstrated by our positive sales growth, significant increase in EBITDA, and considerable reduction in borrowings since we emerged – all of which have continued in 2009.  We are optimistic that we can continue to improve our operating results, despite the challenging economic environment.”

Operating Results

Gross margin for fiscal 2008 of 43.3% was a 70 basis point improvement over the 42.6% of the prior year. This increase reflects a 160 basis point reduction in merchandise cost offset by reduced supply chain leverage as store count and inventory levels have diminished from prior years.

Selling, general and administrative expenses for the year decreased to $112.1 million (40.6% of sales) from $117.8 million (42.6% of sales) in the prior year.  This reduction in expense was driven primarily by a $6.2 million curtailment gain provided by the changes made to our retirement programs in 2008.

In fiscal 2008, net cash inflows provided by operating activities before reorganization activities decreased by $27.6 million compared to fiscal 2007.  This decrease was mainly the result of the significant inventory liquidations in 2007.  Excluding the impact of inventory reductions, net cash provided by operating activities before reorganization activities increased by $16.8 million principally due to a reduced net loss, increased vendor payable support and a significant income tax refund.

Capital expenditures during 2008 consisted mostly of store remodels and relocations.  These activities totaled approximately $7.0 million for the year.  The remaining amounts were utilized for additional information technology enhancements and general replacements in our distribution center and corporate office. Management expects 2009 capital expenditures to range from $5 million to $10 million. This capital spending will be directed at initiatives which support the Company’s current strategy.

Cash used in financing activities for 2008 included net borrowings of $29.0 million which was utilized along with cash provided by operations to pay $37.5 million of pre-petition liabilities and exit financing loan costs.

Store Openings, Closings and Remodels

During 2008, the Company opened 1 store, closed 7 stores and relocated 4 stores, thereby ending the fiscal year with 263 stores.  The Company also remodeled 63 locations to its new prototype format.  The 2009 activities will relate primarily to the relocation of certain stores.

Annual Meeting of Shareholders

The date of the Annual Meeting of Shareholders of the Company has been set by the Board of Directors and will be held on Tuesday, June 9, 2009 at 9:00 a.m. CDT at the corporate office located at One Fashion Way in Baldwyn, Mississippi.  All shareholders are invited to attend the meeting and those shareholders of record at the close of business on April 15, 2009 will be entitled to vote.

The Form 10-K can be viewed by visiting the company’s Web site at www.hancockfabrics.com (go to the bottom of our home page and click on “Investors”, then click on SEC Filings). A hard copy of the Form 10-K, which includes the complete audited financial statements, can be requested free of charge by calling Hancock Fabrics, Inc. Investor Relations at 662-365-6125.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 264 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, depreciation and amortization, and reorganization expenses.

The Company has presented EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net earnings and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconcilliation of EBITDA
(in thousands)
	Fiscal 2008	Fiscal 2007

Net cash provided by (used in) operating activities before reorganization activities	$24,440	$51,931
Depreciation and amortization, including cost of goods sold	(6,630)	(7,122)
Amortization of deferred loan costs	(533)	(2,153)
Amortization of note discount	(1,178)	--
Interest on Pre-Petition Obligations	(2,219)	--
Interest paid-in-kind on Notes	(859)	--
Stock compensation expense	(894)	(1,307)
Directors’ fees paid with shares	(103)	(69)
Reserve for store closings charges, including interest expense	1,833	(3,532)
Impairment on property and equipment, goodwill, and other assets	(702)	(270)
(Gain) loss on disposition of property and equipment	(196)	998
Reorganization expense, net	(8,207)	(14,939)
Changes in assets and liabilities	(17,119)	(56,837)

Net Loss	(12,367)	(33,300)
Loss from discontinued operations	186	7,991
Income taxes	--	1,000
Interest expense, net	7,038	5,320
Reorganization expense, net	8,207	14,939
Depreciation and amortization, including cost of goods sold	6,630	7,122

EBITDA	$9,694	$3,072